Exhibit 1.1

FORM OF SOLICITING DEALER AGREEMENT

between

BANCO LATINOAMERICANO DE EXPORTACIONES, S.A.

and

BNP PARIBAS SECURITIES CORP. and

DEUTSCHE BANK SECURITIES INC.,

as Soliciting Dealers

Dated as of                     , 2003

EXHIBITS

Exhibit A	Letter Agreement
Exhibit B	Form of Opinion of Panamanian Counsel to the Company
Exhibit C	Form of Opinion of U.S. Counsel to the Company

i

BANCO LATINOAMERICANO DE EXPORTACIONES, S.A.

8,235,294 CLASS A SHARES

6,470,588 CLASS B SHARES

14,705,883 CLASS E SHARES

Issuable Upon Exercise of Non-transferable

Rights to Subscribe for Shares of Common Stock

SOLICITING DEALER AGREEMENT

                    , 2003

BNP Paribas Securities Corp.

787 Seventh Avenue

New York, New York 10019

Deutsche Bank Securities Inc.

31 West 52nd Street

New York, New York 10019

Ladies and Gentlemen:

1. The Offer. Banco Latinoamericano de Exportaciones, S.A., a specialized multinational bank organized under the laws of Panama (the “Company”), proposes to offer an aggregate amount of 29,411,765 shares of common stock of the Company (the “Shares”) pursuant to a rights offering (the “Offer”). Under the terms of the Offer, each holder of common stock of the Company as of             , 2003 (the “Record Date”) will receive          rights (“Rights”) for each Class A Share, Class B Share or Class E Share of the Company held by it on the Record Date, and each Right will entitle the holder to purchase one Share of the class to which such Right relates.

In connection with the Offer, the Company has prepared and filed with the U.S. Securities and Exchange Commission (the “Commission”) in accordance with the provisions of the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Securities Act”), a registration statement with respect to the Shares. As used in this Agreement, “Registration Statement” means the Registration Statement on Form F-2 (File No. 333-101901) with respect to the Shares, as amended or supplemented (including all documents incorporated therein by reference), which Registration Statement includes a prospectus, as amended or supplemented (including all documents incorporated therein by reference) and as filed with the Commission pursuant to paragraph (b) or (c) of Rule 424 under the Securities Act (the “Prospectus”).

In connection with the Offer, the Company has prepared and filed with the Commission a preliminary prospectus (as supplemented or amended prior to becoming final and including all documents incorporated therein by reference, the “Preliminary Prospectus”), and the Company will prepare and file with the Commission and deliver to the Soliciting Dealers (as defined below) a final Prospectus. References in this Agreement to the Prospectus shall be deemed to refer to both the Preliminary Prospectus and, once printed, the final Prospectus.

2. Offer Documents. The Offer will be made upon the terms and subject to the conditions set forth in the following offer documents (the “Offer Documents”):

(i) the Prospectus;

(ii) instructions as to the exercise of Rights (the “Instructions”);

(iii) an Exercise Form as to the exercise of Rights (the “Exercise Form”);

(iv) a Notice of Guaranteed Delivery;

(v) the form of letter to brokers, dealers, commercial banks, trust companies and nominees, and the form of letter from brokers, dealers, commercial banks, trust companies and nominees to clients relating to the Offer; and

(vi) such other materials and information (including any amendments or supplements to the above) as the Company may prepare or approve for public dissemination in connection with the Offer.

3. Engagement of Soliciting Dealers. The Company hereby appoints BNP Paribas Securities Corp. (“BNP Paribas”) and Deutsche Bank Securities Inc. (“Deutsche Bank”) as exclusive soliciting dealers (the “Soliciting Dealers”) in connection with the Offer and authorizes the Soliciting Dealers to act on its behalf as such in accordance with this Agreement and the terms of the Offer Documents until                     , 2003 or, if earlier, the date on which the Offer has been consummated. The Offer Documents have been prepared or approved by the Company, and the Soliciting Dealers and any brokers, dealers, commercial banks, trust companies or nominees (collectively, “Brokers”) are authorized by the Company to use the Offer Documents in connection with the solicitation of the exercise of Rights pursuant to the Offer. The Company and the Soliciting Dealers agree to furnish no other written material to any holder of common stock of the Company (each a “Holder” and, collectively, the “Holders”) or any other prospective purchaser of Shares in connection with the Offer. In soliciting the exercise of Rights or any other purchase of Shares in connection with the Offer, BNP Paribas and Deutsche Bank, as Soliciting Dealers, shall not be deemed to act as agents of the Company, and the Company shall not be deemed to act as agent for the Soliciting Dealers. In addition, in so soliciting the exercise of Rights or any other purchase of Shares, no Broker shall be deemed to act as agent for the Soliciting Dealers or as the agent of the Company, and the Soliciting Dealers shall not be deemed to act as agents of any Broker. The Company has retained its own tax, accounting and legal advisors and is not relying on the Soliciting Dealers or counsel to the Soliciting Dealers for tax, accounting or legal advice.

4. Shareholder List. The Company shall obtain and provide the Soliciting Dealers with a copy of the most recent list of Holders and shall, from and after the date hereof, use its best efforts to obtain notification of (and notify the Soliciting Dealers of) all transfers of shares of common stock of the Company, such notification consisting of the name and address of the transferor and transferee of any such shares and the date of such transfer.

5. Mailing of the Offer Documents. The Company shall, on the date hereof (the “Offer Date”), cause a copy of the relevant Offer Documents, together with a return envelope, to be mailed to each Holder whose name appears on the most recent list of Holders, subject to any applicable legal or regulatory restrictions outside the United States.

6. Solicitation of the Exercise of Rights.

(a) The Soliciting Dealers agree to use their commercially reasonable efforts, in accordance with their customary practices, to solicit the exercise of Rights by Holders of Class A Shares, Class B Shares and Class E Shares of the Company pursuant to the Offer. Notwithstanding the foregoing, nothing set forth in this Agreement shall require the Soliciting Dealers to continue to render services hereunder: (i) for the period during which any stop order, restraining order or injunction shall remain in effect with respect to the Registration Statement, the Offer or any other transaction contemplated by the Offer Documents if in the judgment of the Soliciting Dealers it is inadvisable to render services pursuant hereto; or (ii) if continuing so to act could, in the judgment of the Soliciting Dealers, violate any foreign, federal, state or local rule, regulation, statute, law, order or decree applicable to the Registration Statement, the Offer or any transaction contemplated by the Offer Documents. The Soliciting Dealers shall have no liability hereunder to the Company for any act or omission on the part of any Broker that solicits the exercise of Rights or for any act or omission on the part of the Soliciting Dealers that is not finally judicially determined to have arisen directly and primarily from the willful misconduct or gross negligence of the Soliciting Dealers.

(b) If: (i) any stop order, restraining order or injunction shall have been issued or any investigation, action, claim, suit or proceeding shall have been commenced with respect to the Registration Statement, the Offer or any other transaction contemplated by the Offer Documents before any foreign, federal, state or local authority, regulatory body, administrative agency, court or other governmental body, including the Commission, that in the judgment of the Soliciting Dealers could cause the Soliciting Dealers to violate any foreign, federal, state or local rule, regulation, statute, law, order or decree applicable to the Registration Statement, the Offer or any such transaction; or (ii) the Company shall be in violation of any of its representations, warranties or agreements hereunder, and such violation shall not promptly be cured, then BNP Paribas and Deutsche Bank shall be entitled to withdraw as Soliciting Dealers in connection with the Offer without any liability or penalty to themselves or any other person indemnified by the Company pursuant to Section 11 hereof as a result of such withdrawal and without loss of any right to the payment of the fees and expenses of the Soliciting Dealers accrued through the date of withdrawal hereunder.

(c) The Company agrees to furnish to the Soliciting Dealers, without charge, as many copies as they may reasonably request of the Offer Documents for use in connection with the Offer. The Company consents to the use of such documents by the Soliciting Dealers and by all Brokers soliciting the exercise of Rights pursuant to the Offer.

(d) The Company shall arrange for The Bank of New York, the subscription agent for the Offer (the “Subscription Agent”), to inform the Soliciting Dealers during each business day from the Offer Date through the expiration date of the Offer specified in the Prospectus (the “Expiration Date”) (to be followed on a daily basis by written confirmation) of the number of Rights that have been exercised (and the names of the holders thereof), in each case during the interval since its previous daily report to the Soliciting Dealers under this provision, and as to such other matters as the Soliciting Dealers may reasonably request.

7. Compensation and Expenses. In consideration of the agreements of the Soliciting Dealers hereunder, the character and sufficiency of which the Company hereby acknowledges, the Company agrees to pay the Soliciting Dealers, in cash, the following non-refundable amounts:

(a) The Company shall pay the Soliciting Dealers a fee equivalent to 2.75% of the gross proceeds received by the Company from the exercise of Rights by holders of Class E Shares of the Company, which fee shall be payable upon the receipt by the Company of such proceeds.

(b) The Company shall pay the Soliciting Dealers all of the fees payable pursuant to Section 4 of the letter agreement dated as of June 28, 2002 (the “Letter Agreement”) between the Company and the Soliciting Dealers, attached hereto as Exhibit A, which fees shall be payable at such times as are specified in the Letter Agreement, and the parties hereto agree that for such purposes the term “Offering,” as used in the Letter Agreement, shall be deemed to refer to the Offer.

(c) Whether or not any Rights are exercised pursuant to the Offer and whether or not this Agreement is terminated or expires, the Company shall pay all expenses incurred in connection with the transactions contemplated by this Agreement, including, but not limited to: (i) all costs related to the preparation, printing, filing, mailing and publishing of the Offer Documents and any other material prepared in connection with the Offer or any other transaction contemplated by the Offer Documents; (ii) all costs of furnishing such copies of the Offer Documents as may reasonably be requested in connection with the Offer or any other transaction contemplated by the Offer Documents; (iii) roadshow and advertising expenses relating to the Offer or any other transaction contemplated by the Offer Documents; (iv) all fees payable to the Soliciting Dealers or any Broker including, without limitation, the expenses incurred in forwarding the Offer Documents to beneficial owners; (v) all fees and expenses of any other persons rendering services in connection with the Offer or any other transaction contemplated by the Offer Documents, including the information agent, the solicitation agent, the transfer agent and the Company’s accountants; (vi) all registration fees payable in connection with the filing of the Registration Statement; (vii) all fees payable to the New York State Exchange; (viii) all other expenses incurred in connection with the Offer or any other transaction contemplated by the

Offer Documents; and (ix) all of the reasonable out-of-pocket expenses incurred by the Soliciting Dealers in connection with their services as Soliciting Dealers, including travel and lodging, data processing and communications charges, courier services and other expenses, and the fees and expenses of counsel to the Soliciting Dealers.

All payments to be made by the Company pursuant to this Section 7 shall be made promptly after the expiration or termination of the Offer; provided that the reimbursement of the out-of-pocket expenses of the Soliciting Dealers shall be due upon request as such expenses are incurred.

8. Termination. Subject to Section 23 hereof, the Soliciting Dealers may resign and the Company may terminate the engagement of the Soliciting Dealers hereunder upon 10 days’ written notice. The engagement of the Soliciting Dealers hereunder may be extended by written agreement of the parties hereto. If the Soliciting Dealers resign or the Company terminates such engagement hereunder for any reason, however, the Soliciting Dealers shall be entitled to receive all of the fees earned and amounts payable in respect of expenses incurred pursuant to Section 7 hereof up to and including the effective date of such resignation or termination, and the indemnity and contribution provisions contained in Section 11 hereof, and the representations, warranties and agreements contained in Section 10 hereof, shall remain in full force and effect; provided, however, that if the Company terminates such engagement hereunder for any reason and the Company or any affiliate of the Company, within 18 months of the date of such termination, proceeds with any offering of equity or equity-linked securities involving Class E Shares of the Company, the Soliciting Dealers also shall be entitled to receive all of the amounts due and payable pursuant to Section 7 hereof as if such subsequent offering were the “Offer” for purposes of such Section 7.

9. Additional Obligations of the Company.

(a) Amendments to Registration Statement or Prospectus. The Company will not amend or supplement the Registration Statement or the Prospectus without the prior consent of the Soliciting Dealers and without first having submitted to the Soliciting Dealers a copy thereof within a reasonable time prior to its intended filing in order to afford the Soliciting Dealers a reasonable opportunity to comment on any such proposed amendment or supplement. The Company will advise the Soliciting Dealers promptly of the filing of any such amendment or supplement and of the institution by the Commission of any stop order proceedings in respect of the Registration Statement or of any part thereof and will use its reasonable efforts to prevent the issuance of any such stop order and to obtain as soon as possible its lifting, if issued.

(b) Offer Documents. The Company will not prepare, amend or supplement any Offer Document or prepare or approve any related material for use in connection with the Offer without the prior consent of the Soliciting Dealers and without first having submitted to the Soliciting Dealers a copy thereof within a reasonable period of time prior to its intended use in order to provide the Soliciting Dealers an opportunity to review and comment thereon.

(c) Material Changes. During the pendency of the Offer, the Company will notify the Soliciting Dealers promptly upon becoming aware of, and (if requested by the

Soliciting Dealers) will confirm in writing: (i) the happening of any event that could make any statement made in any Offer Document untrue in any material respect or that could require the making of any change in any Offer Document in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or that could require an amendment to the Prospectus to comply with the Securities Act; (ii) the happening of any event, or the discovery of any fact, that could affect the truth and correctness of any representation or warranty contained in this Agreement if such representation or warranty were being made immediately after the happening of such event or the discovery of such fact; (iii) the occurrence of any event that could cause the Company to withdraw or terminate the Offer or that could permit the Company to exercise any right not to accept the exercise of any Rights; or (iv) any other information available to the Company relating to the Offer or any other transaction contemplated by the Offer Documents that the Soliciting Dealers may from time to time request. In the case of (i) above, the Company will promptly prepare and file with the Commission, at its own expense, an amendment or supplement that will correct such statement or omission or an amendment that will effect such compliance. Neither the Soliciting Dealers’ consent to, nor their delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 12 hereof.

(d) Absence of Manipulation; No Fraudulent Acts. Neither the Company nor any of its officers, directors, controlling persons or other affiliates has taken or will take, directly or indirectly, any action designed to cause or result in, or that might be reasonably expected to cause or result in, the stabilization or manipulation of the price of any security of the Company. The Company will not engage in any fraudulent, deceptive or manipulative act or practice in connection with the Offer.

(e) Delivery of Earnings Statement. As soon as practicable, the Company will make generally available to its security holders and to the Soliciting Dealers an earnings statement or statements that will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(f) Qualification of Shares. The Company will cooperate with the Soliciting Dealers and their counsel in connection with the qualification of the Shares for sale and the determination of their eligibility for investment under the laws of such jurisdictions as the Soliciting Dealers may reasonably designate and will continue such qualifications in effect so long as required for the distribution of the Shares.

(g) Use of Proceeds. The Company will use the net proceeds from the sale of the Shares in accordance with the description thereof set forth in the Prospectus.

10. Representations and Warranties. The Company represents and warrants to, and agrees with, each of the Soliciting Dealers that:

(a) Registration Statement Effective. The Registration Statement has been filed with the Commission and has become effective in the form delivered to the Soliciting Dealers. No stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been instituted or, to the knowledge of the

Company, threatened by the Commission. The Company meets the requirements for use of Form F-2 under the Securities Act.

(b) Registration Statement Not Misleading. The Registration Statement and the Prospectus contain, and (in the case of any amendment or supplement to any such document, or any material incorporated by reference in any such document, filed with the Commission after the date as of which this representation is being made) will contain at all times during the pendency of the Offer, all information and statements that are required by the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”), and comply or will comply, as the case may be, in all material respects with the Securities Act and the Exchange Act. The Registration Statement and the Prospectus do not, and (in the case of any amendment or supplement to any such document, or any material incorporated by reference in any such document, filed with the Commission after the date as of which this representation is being made) will not at any time during the pendency of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided that the Company makes no representation or warranty as to information contained in the Registration Statement or the Prospectus in reliance upon and in conformity with information furnished in writing to the Company by the Soliciting Dealers specifically for use therein.

(c) Financial Statements. The financial statements, together with the related schedules and notes, included or incorporated by reference in the Registration Statement and the Prospectus present fairly the consolidated financial position of the Company and its consolidated subsidiaries as of the dates indicated and the statements of income, changes in stockholders’ equity, other comprehensive income and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods presented. The supporting schedules, if any, included or incorporated by reference in the Registration Statement and the Prospectus present fairly in accordance with U.S. GAAP the information required to be stated therein. The summary and selected financial information and the selected statistical information included or incorporated by reference in the Registration Statement and the Prospectus present fairly the information shown therein, and the summary and selected financial information have been compiled on a basis consistent with that of the financial statements included in the Registration Statement and the Prospectus.

(d) Exhibits to Registration Statement. There are no contracts or other documents that are required to be filed as exhibits to the Registration Statement by the Securities Act, or that were required to be filed as exhibits to any document incorporated by reference in the Registration Statement by the Exchange Act, that have not been so filed as required.

(e) Description of Offer. The Offer conforms and will conform in all material respects to the description thereof in the Prospectus.

(f) Registration Rights. No person has the right to require the Company to register any securities for offering and sale under the Securities Act by reason of the filing of the Registration Statement with the Commission or the distribution of the Shares.

(g) No Material Adverse Change. Since the respective dates as of which information is given in the Registration Statement and the Prospectus, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, that are material with respect to the Company and its subsidiaries considered as one enterprise, (C) there has not been any change in the authorized or issued capital stock (other than the conversion of Class B Shares into Class E Shares in accordance with their terms) or increase in the outstanding principal amount of consolidated long-term debt in excess of U.S.$         million of the Company or any of its subsidiaries, and (D) except for regular dividends on the common shares and preferred shares of the Company in amounts per share that are consistent with past practice, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(h) Organization of the Company. The Company has been duly organized and is validly existing as a corporation with limited liability (sociedad anónima) under the laws of Panama and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into and perform its obligations under this Agreement. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a material adverse effect on the condition, financial or otherwise, or on the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise (a “Material Adverse Effect”). The agreement between the Republic of Panama and the Company, approved by Ley Numero 38 of Panama, dated July 25, 1978, is in full force and effect and the Company is in compliance with all conditions and requirements thereof. The Company is in compliance with all other laws and regulations relating thereto, except where failure to so comply would not have a Material Adverse Effect.

(i) Organization of Subsidiaries. Each of the Company’s subsidiaries has been duly organized and is validly existing as a corporation under the laws of its jurisdiction of organization, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect. Except as otherwise disclosed in the Prospectus, all of the issued and outstanding capital stock of each subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is directly owned by the Company free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim; and none of the outstanding shares of capital stock of any subsidiary was issued in violation of any preemptive or similar rights of any security holder of such subsidiary. The Company has no subsidiaries other than Banco Latinoamericano de Exportaciones, Limited; BLADEX Representacao Ltda.; BLADEX Holdings Inc.; BLADEX Financial Services, LLC; BLADEX Securities, LLC and [list other subsidiaries].

(j) Capitalization. The authorized, issued and outstanding capital stock of the Company is as set forth in the Prospectus. The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any security holder of the Company; the Shares will conform in all material respects to the statements relating thereto contained or incorporated by reference in the Registration Statement and the Prospectus; the Class E Shares have been duly listed on the New York Stock Exchange; there are no limitations or restrictions under Panamanian law, the articles of incorporation or bylaws of the Company or any agreement to which the Company is a party with respect to the issuance and sale of the Shares pursuant to the Offer, other than those limitations and restrictions with which the Company has complied and will continue to comply.

(k) Authorization and Enforceability of Agreement. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company.

(l) No Consents. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations hereunder or in connection with the issuance and sale of the Shares pursuant to the Offer, except such as have already been made or obtained and remain in full force and effect.

(m) Absence of Defaults and Conflicts. Neither the Company nor any of its subsidiaries is in violation of its articles of incorporation or bylaws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of them may be bound, or to which any of the property or assets of the Company or any of its subsidiaries is subject (collectively, “Agreements and Instruments”), except for such defaults as would not result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement and the consummation of the Offer (including the use of the proceeds from the sale of the Shares as described in the Prospectus) have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, the Agreements and Instruments, nor will such action result in any violation of the provisions of the articles of incorporation or bylaws of the Company or any of its subsidiaries or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their assets, properties or operations.

(n) Compliance with Laws. The Company and its subsidiaries are in compliance with all applicable laws, rules, regulations and orders of governmental authorities, including applicable environmental laws, except to the extent failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect.

(o) Title to Property. The Company and its subsidiaries have good and marketable title to all real property owned by them and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind, except such as (i) are described in the Prospectus, (ii) do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its subsidiaries, or (iii) are being contested in good faith and, if adversely determined, would not, singly or in the aggregate, have a Material Adverse Effect. Other than as described in the Prospectus, there are no leases or subleases material to the business of the Company and its subsidiaries, considered as one enterprise.

(p) Possession of Intellectual Property. The Company and its subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances that would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

(q) Possession of Licenses and Permits. The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them; the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect; all such Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(r) Absence of Proceedings. Except as disclosed in the Prospectus, there are no actions, suits, proceedings, inquiries or investigations before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the

Company, threatened, against or affecting the Company or any of its subsidiaries or any of their respective properties that might reasonably be expected, singly or in the aggregate, to result in a Material Adverse Effect, or that might reasonably be expected to materially and adversely affect the properties or assets of the Company or any of its subsidiaries or the consummation of the transactions contemplated by the Offer or this Agreement or the performance by the Company of its obligations hereunder.

(s) Absence of Labor Dispute. Except as disclosed in the Prospectus, no labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent that could have a Material Adverse Effect.

(t) Independent Accountants. KPMG Peat Marwick (“KPMG”), the accountants who certified the financial statements and supporting schedules included or incorporated by reference in the Registration Statement and the Prospectus, are independent public accountants with respect to the Company and its subsidiaries within the meaning of Regulation S-X under the Securities Act.

(u) Investment Company Act. The Company is not, and upon the issuance and sale of the Shares pursuant to the Offer and the application of the net proceeds therefrom as described in the Prospectus will not be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the U.S. Investment Company Act of 1940, as amended.

(v) Passive Foreign Investment Company. The Company was not in its previous fiscal year and does not expect to become a “passive foreign investment company” as defined in Section 1296 of the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

(w) Taxes. Except as otherwise disclosed in the Prospectus, and except as would not singly or in the aggregate result in a Material Adverse Effect, the Company has filed all tax returns that are required to be filed by it and has paid all taxes shown to be due and payable on such returns and all other taxes or governmental assessments, fees, fines or charges imposed on it or any of its properties.

(x) Insurance. The Company and its subsidiaries carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by financial institutions of established repute engaged in the same or similar business as the Company, and all such insurance is in full force and effect.

(y) Accounting. The Company and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general and specific authorizations, (ii) transactions are recorded as necessary to permit preparations of financial statements in conformity with U.S. GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations, and (iv) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(z) Anti-Money Laundering Policies. The Company maintains anti-money laundering and “know your customer” policies and guidelines, descriptions of which have been delivered or made available to the Soliciting Dealers, and such policies remain in full force and effect and have not been modified in any significant way from the descriptions of such policies provided or made available to the Soliciting Dealers.

(aa) Absence of Further Panamanian Requirements. To ensure the legality, validity, enforcement or admissibility into evidence of this Agreement in Panama, it is not necessary that this Agreement be filed or recorded with any court or other authority in Panama or that any tax be paid in Panama on or in respect of this Agreement, other than court costs, including (without limitation) filing fees and deposits to guarantee judgment, that may be required by a Panamanian court of law and stamp taxes payable at the rate of U.S.$0.10 per U.S.$100 of the aggregate amount of all fees payable under the Agreement if and when the Agreement were used as evidence before any court or filed with any administrative authority of Panama. This Agreement is in proper legal form under the laws of Panama for the enforcement hereof against the Company in the courts of Panama, except that before this Agreement is submitted as evidence in any court or filed with any other governmental authority of Panama (i) it must be translated into Spanish by a licensed translator in Panama and (ii) any counterpart hereof that is executed outside of Panama must be authenticated by a Panamanian consul or by an apostille pursuant to the 1961 Hague Convention Abolishing the Requirement of Legalization of Foreign Public Documents in the jurisdiction of execution.

(bb) Choice of Law; Consent to Jurisdiction; Appointment of Agent to Accept Service of Process. The choice of the law of the State of New York as the governing law of this Agreement is a valid choice of law under the laws of Panama, and courts of Panama will honor this choice of law. The Company has the power to submit and pursuant to Section 24 of this Agreement has legally, validly, effectively and irrevocably submitted to the non-exclusive personal jurisdiction of any federal or state court sitting in New York City in any suit, action or proceeding against it arising out of or related to this Agreement and has validly and irrevocably waived any objection to the venue of a proceeding in any such court. The Company also has the power to designate, appoint and empower and pursuant to Section 24 of this Agreement has legally, validly, effectively and irrevocably designated, appointed and empowered an agent for service of process in any suit, action or proceeding arising out of or related to this Agreement in any federal or state court sitting in New York City.

(cc) Waiver of Immunities. The Company and its obligations under this Agreement are subject to civil and commercial law and to suit, and neither the Company nor any of its respective properties, assets or revenues has any right of immunity on the grounds of sovereignty from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from setoff or counterclaim, from the jurisdiction of any U.S. federal or New York state court, as the case may be, from service of process, attachment upon or prior to judgment, or attachment in aid of execution of judgment, or from execution or enforcement of a judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of a judgment, in any such court, with respect to its obligations or liabilities or any other matter under or arising out of or in connection with this Agreement. Furthermore, to the extent that the Company or any of its properties, assets or revenues may have or may hereafter become entitled to any such right of immunity in any such court in which proceedings may at any time be commenced, the Company has waived or will waive such right to the extent permitted by law and has consented to such relief and enforcement as provided in such documents.

(dd) Enforceability of New York Judgment. Except as described in the Prospectus, any final judgment for a fixed or readily calculable sum of money rendered by any federal or state court sitting in New York City having jurisdiction under its own domestic laws in respect of any suit, action or proceeding against the Company based upon this Agreement would be declared enforceable against the Company by the courts of Panama without reexamination, review of the merits of the cause of action in respect of which the original judgment was given or relitigation of the matters adjudicated upon or payment of any stamp, registration or similar tax or duty; provided that (i) such federal or state court sitting in New York City grants reciprocity to the enforcement of judgments rendered by the courts of Panama, (ii) the party against whom the judgment was rendered, or its agent, was personally (not by mail) served in such action within such foreign jurisdiction, (iii) the judgment arises out of a personal action against the defendant, (iv) the obligation in respect of which the judgment was rendered is legal in Panama and does not contradict the public policy of Panama, (v) the judgment is properly authenticated by a diplomatic or consular officer of Panama or pursuant to the 1961 Hague Convention Abolishing the Requirement of Legalization for Foreign Public Documents and (vi) a copy of the final judgment is translated into Spanish by a licensed translator in Panama.

On the Expiration Date, at the request of the Soliciting Dealers, the Company shall deliver to the Soliciting Dealers a supplement to this Agreement setting forth customary additional representations and warranties to reflect any alterations to the terms of the Offer that occur after the date hereof, if any.

11. Indemnification.

(a) The Company agrees to indemnify and hold harmless each of the Soliciting Dealers and their respective affiliates, and each of their respective officers, directors, partners, employees, representatives and agents, and each person, if any, who controls any of the Soliciting Dealers (or any of their respective affiliates) within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each of their respective officers, directors, partners, employees, representatives and agents (collectively, the “Indemnified Parties”) to the fullest extent lawful from and against any and all losses, claims, damages, liabilities, judgments and expenses (including, without limitation and as incurred, reimbursement of all reasonable costs of investigating, preparing, pursuing or defending any claim or action, or any investigation or proceeding by any governmental agency or body, commenced or threatened, including the fees and expenses of counsel to any Indemnified Party) directly or indirectly related to, or arising out of, or in connection with, or caused by:

(i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any Offer Document or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company shall not be liable to the extent any such losses, claims, damages and liabilities arise out of or are based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with information furnished in writing to the Company by the Soliciting Dealers specifically for use therein; or

(ii) any withdrawal or termination by the Company of, or failure by the Company to make or consummate, the Offer; or

(iii) any breach by the Company of any representation or warranty or failure to comply with any of its agreements contained herein; or

(iv) any actions taken or omitted to be taken by any Indemnified Party pursuant to the terms of, or in connection with services rendered pursuant to, this Agreement; provided, however, that, in the case of this subsection (iv), the Company shall not be liable to any Indemnified Party for any loss, expense, claim, damage or liability arising exclusively out of or based exclusively upon the willful misconduct or gross negligence (as determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review) of such Indemnified Party.

The Company also agrees to reimburse each Indemnified Party for any and all fees and expenses (including, without limitation, the fees and expenses of counsel) as they are incurred in connection with enforcing such Indemnified Party’s rights under this Agreement (including, without limitation, this Section 11). The foregoing indemnity shall be in addition to any liability that the Company might otherwise have to the Soliciting Dealers and such other Indemnified Parties.

(b) In case any action shall be brought against any Indemnified Party with respect to which indemnity under this Section 11 may be sought against the Company, such Indemnified Party shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Soliciting Dealers and payment of all fees and expenses. Failure to so notify the Company shall not, however, relieve the Company from any liability that it may have on account of the indemnity under this Section 11 except to the extent, but only to the extent, that the Company has been materially prejudiced by such failure. Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless: (i) the employment of such counsel shall have been specifically authorized in writing by the Company; (ii) the Company shall have failed to assume the defense and employ counsel reasonably satisfactory to the Soliciting Dealers within a reasonable period of time; or (iii) the named parties to any such action (including any impleaded parties) include both an Indemnified Party and the Company and that Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Company (in which case the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Party, it being understood, however, that the Company shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for any Indemnified Party (or all Indemnified Parties that are raising the same legal defenses), which firm shall be designated in writing by the Soliciting Dealers, and that all such fees and expenses shall be reimbursed as they are incurred). The Company shall not be liable for any settlement of any such action effected without the written consent of the Company, but if settled with the written consent of the Company, the Company agrees to indemnify and hold harmless any Indemnified Party from and against any loss or liability by reason of such settlement. Notwithstanding the foregoing sentence, if at any time an Indemnified Party shall have requested the Company to reimburse it for fees and expenses of counsel as contemplated by this Section 11, the Company agrees that it shall be liable for any settlement of any proceeding effected without its written consent if: (i) such settlement is entered into more than 10 business days after receipt by the Company of the aforesaid request; and (ii) the Company shall not have reimbursed the Indemnified Party in accordance with such request prior to the date of such settlement. The Company shall not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit, investigation or other proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.

(c) If the indemnification provided for in this Section 11 is unavailable to an Indemnified Party in respect of any losses, claims, damages, liabilities or judgments referred to therein, then the Company, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, expenses, claims, damages, liabilities and judgments: (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Soliciting Dealers on the other hand from the Offer; or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Soliciting Dealers in connection with the actions, statements or omissions that resulted in such losses, expenses, claims, damages, liabilities or judgments, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Soliciting Dealers shall be deemed to be in the same proportion as the aggregate proceeds of the Offer bears to the fees actually received by the Soliciting Dealers hereunder. The relative fault of the Company and the Soliciting Dealers shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Soliciting Dealers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Soliciting Dealers and the Company agree that it would not be just and equitable if contribution pursuant to this Section 11(c) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, expenses, claims, damages, liabilities or judgments referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 11, the Soliciting Dealers shall not be required to contribute any amount in excess of the amount by which the aggregate fees received by the Soliciting Dealers hereunder exceeds the amount of any damages that the Soliciting Dealers have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission or other indemnified action or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

12. Conditions of Obligation. The obligation of BNP Paribas and Deutsche Bank to act as Soliciting Dealers hereunder shall at all times be subject, in their discretion, to the conditions that:

(a) Obligations of the Company. The Company shall have performed in all material respects its obligations under this Agreement.

(b) Representations and Warranties. All of the representations and warranties of the Company contained in this Agreement and in any certificates delivered pursuant to the terms hereof shall be accurate and correct at all times during the pendency of the Offer.

(c) Opinion of Panamanian Counsel to the Company. On the Offer Date, the Soliciting Dealers shall have received an opinion of Arias Fabréga & Fabréga, Panamanian counsel to the Company, dated such date, in the form set forth in Exhibit A hereto.

(d) Opinion of U.S. Counsel to the Company. On the Offer Date, the Soliciting Dealers shall have received an opinion of Clifford Chance US LLP, U.S. counsel to the Company, dated such date, in the form set forth in Exhibit B hereto.

(e) Opinion and Letter of U.S. Counsel to the Soliciting Dealers. On the Offer Date, the Soliciting Dealers shall have received from Cleary, Gottlieb, Steen & Hamilton, U.S. counsel to the Soliciting Dealers, an opinion and a letter, dated such date, with respect to such matters relating to the Offer, the Registration Statement, the Prospectus and this Agreement and such other related matters as the Soliciting Dealers may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(f) Company Certificate. On the Offer Date, the Soliciting Dealers shall have received a certificate from the Company, dated such date and signed by the chief executive officer or the chief financial officer of the Company, to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of such date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied on or before such date.

(g) Accountants’ Comfort Letter. On the Offer Date, the Soliciting Dealers shall have received from KPMG a letter dated such date, in form and substance satisfactory to the Soliciting Dealers, containing statements and information of the type ordinarily included in an accountants’ “comfort letter” to the Soliciting Dealers with respect to the financial statements and certain financial information contained in the Registration Statement and Prospectus.

(h) Additional Information. At all times during the pendency of the Offer, the Company shall have furnished to the Soliciting Dealers or their counsel, as the case may be, such information, certificates and documents as the Soliciting Dealers or their counsel shall have reasonably requested.

(i) Approval of Listings. On the Offer Date, the Class E Shares shall have been approved for listing on the NYSE, subject only to official notice of issuance.

(j) No Stop Order. No stop order suspending the effectiveness of the Registration Statement nor any order directed to any document incorporated by reference in the Prospectus shall have been issued, and no stop order proceeding shall have been initiated or threatened by the Commission, and no challenge shall have been made by the Commission or its staff as to the accuracy or adequacy of any document incorporated by reference in the Prospectus; any request of the Commission for inclusion of additional information in the Registration Statement or the Prospectus or otherwise shall have been complied with; and, after the date hereof, the Company shall not have filed with the Commission any amendment or supplement to the Registration Statement or the Prospectus (or any document incorporated by reference therein) that shall not have been approved by the Soliciting Dealers. No stop order, restraining order or injunction shall have been issued by, and no investigation, action, claim, suit or proceeding shall have been commenced or threatened (and no development in any pending proceedings, investigations or litigation shall have occurred) before, any foreign, federal, state or local authority, regulatory body, administrative agency, court or other governmental body, including the Commission, with respect to the Offer or any other transaction contemplated in the Offer Documents in any jurisdiction that the Soliciting Dealers believe makes it inadvisable for the Soliciting Dealers to continue to act hereunder.

All opinions, certificates, letters and other documents required by this Section 12 will be in compliance with the provisions hereof only if they are satisfactory in form and substance to the Soliciting Dealers and their counsel. The Company will furnish the Soliciting Dealers with such conformed copies of such opinions, certificates, letters and other documents as they shall request.

If any condition specified in this Section 12 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated immediately by the Soliciting Dealers by notice to the Company at any time.

In addition to the foregoing, the Company agrees to provide the Soliciting Dealers, on the closing date of the Offer, with:

(i) opinions of U.S. and Panamanian counsel to the Company, dated such date, in the forms set forth in Exhibits A and B, respectively;

(ii) a certificate of the Company, dated such date, reaffirming or repeating the statements made in the certificate furnished pursuant to subsection (f) of this Section 12; and

(iii) a letter of KPMG, dated such date (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Prospectus, dated as of a date not more than three business days prior to the Expiration Date), to the effect that it reaffirms the statements made in the letter furnished pursuant to subsection (g) of this Section 12.

13. Access to Information. In connection with their activities hereunder, the Company agrees to furnish the Soliciting Dealers with all information concerning the Company that the Soliciting Dealers reasonably deem appropriate and agrees to provide the Soliciting Dealers with reasonable access to the officers, directors, accountants, counsel, consultants and other appropriate agents and representatives of the Company. The Soliciting Dealers may rely upon the completeness and accuracy of information and data furnished to them by the aforementioned persons without an independent verification of such information and data.

14. Reference to the Soliciting Dealers. The Company agrees that any reference to BNP Paribas and Deutsche Bank or their respective affiliates in any Offer Document, or any other release or communication to any party outside the Company, is subject to the prior approval of BNP Paribas and Deutsche Bank, respectively.

15. Advertisements. The Company agrees that the Soliciting Dealers shall have the right to place advertisements in financial and other newspapers and journals at their own expense describing their services to the Company hereunder.

16. Third Party Beneficiaries. This Agreement has been and is made solely for the benefit of the Company, the Soliciting Dealers and other Indemnified Parties referred to in Section 11 and their respective successors, heirs, personal representatives and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. The Soliciting Dealers shall not have any liability or obligation to the Company, and the Company shall not have any liability or obligation to the Soliciting Dealers, for any act or omission of any Broker, and the Soliciting Dealers undertake no obligation to the Company other than for the performance of their express representations, warranties and agreements hereunder. The Company agrees and acknowledges that the only information furnished or to be furnished by the Soliciting Dealers or on behalf of the Soliciting Dealers for inclusion in any Offer Document is the description of the Soliciting Dealers to be included in such Offer Document.

17. No Rights in Shareholders or Others. The Company recognizes that the Soliciting Dealers have been retained only by the Company and that such engagement is not deemed to be on behalf of and is not intended to confer rights upon any shareholder, owner or partner of the Company or any other person not a party hereto as against the Soliciting Dealers or any of their affiliates or the directors, officers, agents, employees or representatives of the Soliciting Dealers or their affiliates. Unless otherwise expressly agreed, no one other than the Company is authorized to rely upon the Soliciting Dealers’ engagement hereunder or any statements, advice, opinions or conduct by the Soliciting Dealers.

18. Construction; Choice of Law. This Agreement incorporates the entire understanding of the parties with respect to BNP Paribas’ and Deutsche Bank’s acting as Soliciting Dealers in connection with the Offer, and (except as otherwise provided herein) supersedes all previous agreements; provided that, except as set forth in Section 7(b) with respect to the term “Offering,” this Agreement shall not supersede or in any way modify the Letter Agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

19. Severability. Any determination that any provision of this Agreement may be, or is, unenforceable shall not affect the enforceability of the remainder of this Agreement.

20. Headings. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not to be deemed to be part of this Agreement.

21. Modification. This Agreement may not be modified or amended except in writing, duly executed by the parties hereto.

22. Further Agreements; Other Relations. This Agreement does not constitute any agreement, express or implied, on the part of the Soliciting Dealers or any commitment by the Soliciting Dealers to underwrite, purchase, place or cause the placement of any securities or indebtedness or to advise the Company in connection with any sale of any of their businesses or assets or in connection with any merger, consolidation or similar transaction. Any such commitment by the Soliciting Dealers shall be at their option and would, in each case, be subject to, among other things, their satisfactory completion of any additional due diligence that they deem to be appropriate and the execution by the Soliciting Dealers and the Company of a customary agreement acceptable to the Soliciting Dealers and their counsel. Any such agreement also would include, among other things, provisions for further representations and warranties by the Company, provisions for affirmative opinions of the outside counsel of the Company and additional compensation and expense reimbursement arrangements for the Soliciting Dealers and indemnification and contribution agreements, in each case acceptable to the Soliciting Dealers and their counsel.

The Company acknowledges that the Soliciting Dealers and their affiliates may have and may in the future have investment and commercial banking, trust and other relationships with parties other than the Company, which parties may have interests with respect to the Company. Although the Soliciting Dealers and their affiliates in the course of such other relationships may acquire information about the Company or other such parties, the Soliciting

Dealers and their affiliates shall have no obligation to disclose such information, or the fact that the Soliciting Dealers or their affiliates are in possession of such information, to the Company or to use such information on behalf of the Company. Furthermore, the Company acknowledges that the Soliciting Dealers and their affiliates may have fiduciary or other relationships whereby the Soliciting Dealers and their affiliates may exercise voting or dispositive power over securities of various persons, which securities may from time to time include shares of common stock or other securities of the Company or others with interests with respect to the transactions contemplated hereby. The Company acknowledges that the Soliciting Dealers and their affiliates may exercise such powers and otherwise perform their function in connection with any such fiduciary or other relationships without regard to their relationships with the Company hereunder.

23. Survival of Certain Provisions. The indemnity and contribution agreements contained in Section 11 of this Agreement, the representations, warranties and agreements of the Company made pursuant to Section 10 of this Agreement, this Section 23 and, subject to the provisions of Section 8 hereof, the compensation and expense reimbursement provisions contained in Section 7 and Section 8 of this Agreement, shall remain operative and in full force and effect regardless of: (i) any investigation made by or on behalf of the Soliciting Dealers or by or on behalf of any other Indemnified Party; (ii) consummation of the Offer or any transaction contemplated by the Offer Documents; or (iii) any termination or expiration of this Agreement, and shall be binding upon and shall inure to the benefit of the Company, the Soliciting Dealers, the other Indemnified Parties and any successors, assigns, heirs and personal representatives thereof.

24. Agent for Service; Consent to Jurisdiction; Waiver of Immunities. (a) By the execution and delivery of this Agreement, the Company (i) acknowledges that it has, by separate written instrument, irrevocably designated and appointed CT Corporation System, 111 Eighth Avenue, New York, New York (“CT”), as its authorized agent upon which process may be served in any suit, action or proceeding arising out of or relating to this Agreement that may be instituted in any federal or state court sitting in New York City, or brought under federal or state securities laws, and acknowledges that CT has accepted such designation, (ii) submits to the jurisdiction of any such court in any such suit, action or proceeding, and (iii) agrees that service of process upon CT (or any successor) and written notice of said service to the Company, in accordance with Section 26 of this Agreement shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding. The Company further agrees to take any and all action, including the executing and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of CT (or any successor) in full force and effect for a period of seven years from the date hereof.

(b) To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, this Agreement or actions to enforce judgments in respect of any thereof, it hereby irrevocably waives such immunity in respect of its obligations under the above-referenced documents, to the extent permitted by law. A final judgment in any action or proceeding based on this Agreement shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other lawful manner.

25. Waiver of Jury Trial. Each party waives any right to trial by jury in any foreign, federal, state or local investigation, action, claim, suit or proceeding with respect to the engagement of BNP Paribas and Deutsche Bank as Soliciting Dealers or their activities in connection therewith.

26. Notices. Except as otherwise expressly provided in this Agreement, whenever notice is required by the provisions of this Agreement to be given to the Company, such notice shall be in writing addressed to the Company at its office as follows:

Banco Latinoamericano de Exportaciones, S.A.

P.O. Box 6-1497, El Dorado

Republic of Panama

Attention: Jaime Rivera

Facsimile: (507) 223-4017

with a copy to:

Clifford Chance US LLP

200 Park Avenue

52nd Floor

New York, New York 10165

Attention: Laurence E. Cranch

Facsimile: (212) 878-8375

Whenever notice is required to be given to the Soliciting Dealers, such notice shall be in writing addressed to each of BNP Paribas and Deutsche Bank at their offices as follows:

BNP Paribas Securities Corp.

787 Seventh Avenue

New York, New York 10019

Attention: Jean-Michel Terrier

Facsimile: (212) 841-2873

and

Deutsche Bank Securities Inc.

31 West 52nd Street

New York, New York 10019

Attention:

Facsimile:

with a copy to:

Cleary, Gottlieb, Steen & Hamilton

One Liberty Plaza

New York, New York 10006

Attention: Leslie N. Silverman

Facsimile: (212) 225-3999

27. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed will be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.

28. Signatures. Please sign and return to us a duplicate of this letter, whereupon it will become a binding document.

Very truly yours, BANCO LATINOAMERICANO DE EXPORTACIONES, S.A.

By:
Name: Title:

By:
Name: Title:

The undersigned hereby confirm that the

foregoing agreement, as of the date thereof,

correctly sets forth the agreement between

the parties.

BNP PARIBAS SECURITIES CORP.

By:
Name: Title:

DEUTSCHE BANK SECURITIES INC.

By:
Name: Title:

Exhibit A

Letter Agreement

Exhibit B

Form of Opinion of Panamanian Counsel to the Company

Exhibit C

Form of Opinion of U.S. Counsel to the Company